Exhibit 99.1

PART I. FINANCIAL INFORMATION

ITEM 1.	UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

APX Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(In thousands, except share and per-share amounts)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,470	$43,520
Accounts and notes receivable, net	26,182	12,891
Inventories	112,509	38,452
Prepaid expenses and other current assets	14,773	10,158
Total current assets	154,934	105,021

Property, plant and equipment, net	65,659	63,626
Subscriber acquisition costs, net	1,170,287	1,052,434
Deferred financing costs, net	3,407	4,420
Intangible assets, net	426,616	475,392
Goodwill	836,115	835,233
Long-term investments and other assets, net	58,953	11,536
Total assets	$2,715,971	$2,547,662
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$110,944	$49,119
Accrued payroll and commissions	54,201	46,288
Accrued expenses and other current liabilities	48,439	34,265
Deferred revenue	66,705	45,722
Current portion of capital lease obligations	8,731	9,797
Total current liabilities	289,020	185,191

Notes payable, net	2,511,225	2,486,700
Revolving credit facility	100,000	—
Capital lease obligations, net of current portion	4,949	7,935
Deferred revenue, net of current portion	154,244	58,734
Other long-term obligations	58,930	47,080
Deferred income tax liabilities	7,452	7,204
Total liabilities	3,125,820	2,792,844
Commitments and contingencies (See Note 10)
Stockholders’ deficit:
Common stock, $0.01 par value, 100 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	732,841	731,920
Accumulated deficit	(1,115,245)	(948,339)
Accumulated other comprehensive loss	(27,445)	(28,763)
Total stockholders’ deficit	(409,849)	(245,182)
Total liabilities and stockholders’ deficit	$2,715,971	$2,547,662

See accompanying notes to unaudited condensed consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Recurring and other revenue	$202,783	$172,472	$399,641	$339,918
Service and other sales revenue	6,358	5,826	11,749	10,837
Activation fees	2,985	2,509	6,089	4,305
Total revenues	212,126	180,807	417,479	355,060
Costs and expenses:
Operating expenses (exclusive of depreciation and amortization shown separately below)	77,316	68,943	148,668	126,934
Selling expenses	46,275	37,343	81,073	66,223
General and administrative expenses	38,902	36,109	77,763	66,550
Depreciation and amortization	80,096	72,010	156,965	132,581
Restructuring and asset impairment recoveries	—	(725)	—	(680)
Total costs and expenses	242,589	213,680	464,469	391,608
Loss from operations	(30,463)	(32,873)	(46,990)	(36,548)
Other expenses (income):
Interest expense	54,958	47,447	108,639	92,865
Interest income	(47)	(11)	(104)	(23)
Other (income) loss, net	(1,869)	9,861	10,197	4,753
Loss before income taxes	(83,505)	(90,170)	(165,722)	(134,143)
Income tax expense (benefit)	732	(448)	1,151	672
Net loss	$(84,237)	$(89,722)	$(166,873)	$(134,815)
See accompanying notes to unaudited condensed consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Loss (unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(84,237)	$(89,722)	$(166,873)	$(134,815)
Other comprehensive income, net of tax effects:
Foreign currency translation adjustment	1,164	40	1,576	2,801
Unrealized loss on marketable securities	(401)	—	(258)	—
Total other comprehensive gain	763	40	1,318	2,801
Comprehensive loss	$(83,474)	$(89,682)	$(165,555)	$(132,014)
See accompanying notes to unaudited condensed consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Six Months Ended June 30,
	2017	2016

Cash flows from operating activities:
Net loss	$(166,873)	$(134,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of subscriber acquisition costs	96,383	65,975
Amortization of customer relationships	47,328	54,073
Depreciation and amortization of property, plant and equipment and other intangible assets	13,254	12,533
Amortization of deferred financing costs and bond premiums and discounts	3,644	5,243
Loss on sale or disposal of assets	230	70
Loss on early extinguishment of debt	12,751	9,933
Stock-based compensation	886	2,830
Provision for doubtful accounts	9,726	7,717
Deferred income taxes	(450)	487
Restructuring and asset impairment recoveries	—	(680)
Changes in operating assets and liabilities:
Accounts and notes receivable	(22,640)	(8,461)
Inventories	(72,914)	(62,785)
Prepaid expenses and other current assets	(4,604)	(6,144)
Subscriber acquisition costs – deferred contract costs	(212,420)	(214,594)
Other assets	(46,938)	265
Accounts payable	59,335	54,403
Accrued expenses and other current liabilities	34,044	29,270
Restructuring liability	(46)	(1,618)
Deferred revenue	116,043	14,725
Net cash used in operating activities	(133,261)	(171,573)
Cash flows from investing activities:
Subscriber acquisition costs – company owned equipment	—	(1,791)
Capital expenditures	(11,435)	(4,526)
Proceeds from the sale of capital assets	319	1,925
Acquisition of intangible assets	(743)	(505)
Acquisition of other assets	(143)	—
Net cash used in investing activities	(12,002)	(4,897)
Cash flows from financing activities:
Proceeds from notes payable	324,750	500,000
Repayment of notes payable	(300,000)	(235,535)
Borrowings from revolving credit facility	113,000	57,000
Repayments on revolving credit facility	(13,000)	(77,000)
Proceeds from capital contribution	—	69,800
Repayments of capital lease obligations	(4,712)	(3,956)
Payments of other long-term obligations	(1,164)	—
Financing costs	(9,460)	(8,274)
Deferred financing costs	(6,191)	(6,277)
Net cash provided by financing activities	103,223	295,758
Effect of exchange rate changes on cash	(10)	(441)
Net (decrease) increase in cash and cash equivalents	(42,050)	118,847
Cash and cash equivalents:
Beginning of period	43,520	2,559
End of period	$1,470	$121,406
Supplemental non-cash investing and financing activities:
Capital lease additions	$1,155	$2,199
Capital expenditures included within accounts payable and accrued expenses and other current liabilities	$282	$997
Change in fair value of marketable securities	$193	$—
Subscriber acquisition costs - company owned assets included within accounts payable and accrued expenses and other current liabilities	$—	$1,641
See accompanying notes to unaudited condensed consolidated financial statements

APX Group Holdings, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)
NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Unaudited Interim Financial Statements —The accompanying interim unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q have been prepared by APX Group Holdings, Inc. and subsidiaries (the “Company”) without audit. The accompanying consolidated financial statements include the accounts of APX Group Holdings, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. The information as of December 31, 2016 included in the unaudited condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. The unaudited condensed consolidated financial statements included in this Quarterly Report on Form 10-Q were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (all of which are considered of a normal recurring nature) considered necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods and dates presented. The results of operations for the three and six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017.
These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and related notes as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission (“SEC”) on March 10, 2016, which is available on the SEC’s website at www.sec.gov.
Basis of Presentation —The unaudited condensed consolidated financial statements of the Company are presented for APX Group Holdings, Inc. (“Holdings") and its wholly-owned subsidiaries. The Company has prepared the accompanying unaudited condensed consolidated financial statements pursuant to GAAP. Preparing financial statements requires the Company to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on the Company’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the Company’s estimates. The results of operations presented herein are not necessarily indicative of the Company’s results for any future period.
Vivint Flex Pay—On January 3, 2017, the Company announced the introduction of the Vivint Flex Pay plan (“Vivint Flex Pay”), which became the Company's primary sales model beginning in March 2017. Under Vivint Flex Pay, customers pay separately for the products and related installation (“Products”) and Vivint's smart home and security services (“Services”). The customer has the following three options to pay for the Products: (i) qualified customers in the United States may finance the purchase of Products through a third-party financing provider (“Consumer Financing Program”) (ii) customers not eligible for the Consumer Financing Program, but who qualify under the Company's underwriting criteria, may enter into a retail installment contract (“RIC”) directly with Vivint, or (iii) customers may purchase the Products at the outset of the service contract with cash or credit card.
Although customers pay separately for the Products and Services under the Vivint Flex Pay plan, the Company has determined that the shift in model does not change the Company's conclusion that the Product sales and Services are one combined unit of accounting. As a result, all forms of transactions under Vivint Flex Pay create deferred revenue for the gross amount of Products sold. Gross deferred revenues are reduced by imputed interest on the RICs and the present value of expected payments due to the third-party financing provider under the Consumer Financing Program. These deferred revenues are recognized in a pattern that reflects the estimated life of the subscriber relationships. The Company amortizes these deferred revenues over 15 years using a 240% declining balance method, which converts to a straight-line methodology after approximately nine years when the resulting amortization exceeds that from the accelerated method.
Under the Consumer Financing Program, qualified customers are eligible for installment loans provided by a third-party financing provider of up to $4,000 for either 42 or 60 months. The Company pays a monthly fee to the third-party financing provider based on the average daily outstanding balance of the installment loans. Additionally, the Company shares liability for credit losses depending on the credit quality of the customer. Because of the nature of these provisions under the Consumer Financing Program, the Company records a derivative liability at its fair value when the third-party financing provider originates installment loans to customers, which reduces the amount of revenue recognized on the provision of the services. The derivative liability is reduced as payments are made from the Company to the third-party financing provider. Subsequent changes to the fair value of the derivative liability are realized through other loss/(income), net in the Condensed Consolidated Statement of Operations. (See Note 7).

Retail Installment Contract Receivables—For customers that enter into a RIC under the Vivint Flex Pay plan, the Company records a receivable for the amount financed. The RIC receivables are recorded at their present value, net of the imputed interest. At the time of installation, the Company records a long-term note receivable within long-term investments and other assets, net on the condensed consolidated balance sheets for the present value of the receivables that are expected to be collected beyond 12 months of the reporting date. The unbilled receivable amounts that are expected to be collected within 12 months of the reporting date are included as a short-term notes receivable within accounts and notes receivable, net on the condensed consolidated balance sheets. The billed amounts of notes receivables are included in accounts receivable within accounts and notes receivable, net on the condensed consolidated balance sheets.
The Company imputes the interest on the RIC receivable using a risk adjusted market interest rate and records it as an adjustment to deferred revenue and as an adjustment to the face amount of the related receivable. The imputed interest income is recognized over the term of the RIC contract as recurring and other revenue on the condensed consolidated statement of operations.
When the Company determines that there are RIC receivables that have become uncollectible, the Company records an allowance for credit losses and bad debt expense. The estimate of allowance for credit losses considers a number of factors, including collection experience, aging of the remaining RIC receivable portfolios, credit quality of the subscriber base and other qualitative considerations, including macro-economic factors. Account balances are written-off if collection efforts are unsuccessful and future collection is unlikely based on the length of time from the day accounts become past due. As of June 30, 2017 and December 31, 2016 there was no allowance for credit losses associated with RIC receivables (See Note 3).
Accounts Receivable —Accounts receivable consists primarily of amounts due from customers for recurring monthly monitoring services and the billed portion of RIC receivables. The accounts receivable are recorded at invoiced amounts and are non-interest bearing and are included within accounts and notes receivable, net on the condensed consolidated balance sheets. Accounts receivable totaled $17.7 million and $12.9 million at June 30, 2017 and December 31, 2016, respectively net of the allowance for doubtful accounts of $3.8 million and $4.1 million at June 30, 2017 and December 31, 2016, respectively. The Company estimates this allowance based on historical collection experience and subscriber attrition rates. When the Company determines that there are accounts receivable that are uncollectible, they are charged off against the allowance for doubtful accounts. As of June 30, 2017 and December 31, 2016, no accounts receivable were classified as held for sale. The provision for doubtful accounts is included in general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations and totaled $5.0 million and $3.7 million for the three months ended June 30, 2017 and 2016, respectively.
The changes in the Company’s allowance for accounts receivable were as follows for the periods ended (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Beginning balance	$3,175	$3,022	$4,138	$3,541
Provision for doubtful accounts	5,043	3,736	9,726	7,717
Write-offs and adjustments	(4,419)	(3,661)	(10,065)	(8,161)
Balance at end of period	$3,799	$3,097	$3,799	$3,097
Revenue Recognition— The Company recognizes revenue principally on three types of transactions: (i) recurring and other revenue, which includes revenues for monitoring and other smart home services, recognition of deferred revenue associated with the sales of Products at the time of installation, imputed interest associated with the RIC receivables and recurring monthly revenue associated with Vivint Wireless Inc. (“Wireless Internet” or “Wireless”), (ii) service and other sales, which includes non-recurring service fees charged to subscribers provided on contracts, contract fulfillment revenues and sales of products that are not part of the Company's service offerings, and (iii) activation fees on subscriber contracts, which are amortized over the expected life of the customer.
Recurring and other revenue includes (i) the Company’s subscriber contracts associated with Services, which are billed directly to the subscriber in advance, generally monthly, pursuant to the terms of subscriber contracts and recognized ratably over the service period, (ii) monthly recognition of deferred Product revenue and (iii) imputed interest associated with the RIC receivables, which is recognized over the initial term of the RIC.
Service and other sales revenue is recognized as services are provided or when title to the products and equipment sold transfers to the customer. Contract fulfillment revenue, included in service and other sales, is recognized when payment is received from customers who cancel their contract in-term. Revenue from sales of products that are not part of the service offering and sold after the initial point of installation is generally recognized upon delivery of products.
Activation fees represent upfront one-time charges billed to subscribers at the time of installation and are deferred. The Company amortizes deferred activation fees over 15 years using a 240% declining balance method, which converts to a straight-line methodology after approximately nine years when the resulting amortization exceeds that from the accelerated method. The Company evaluates subscriber account attrition on a periodic basis, utilizing observed attrition rates for the Company’s subscriber contracts and industry information and, when necessary, makes adjustments to the estimated subscriber relationship period and amortization method. Activation fees are no longer charged under Vivint Flex Pay, as these fees will no longer be billed separately to subscribers at the time of installation.
Deferred Revenue— The Company's deferred revenues primarily consist of amounts for sales of Products and Services. Deferred Product revenues are recorded at the time of sale and deferred in a pattern that reflects the estimated life of the subscriber relationships. The Company amortizes these deferred revenues over 15 years using a 240% declining balance method, which converts to a straight-line methodology after approximately nine years when the resulting amortization exceeds that from the accelerated method. Deferred Service revenues represent the amounts billed, generally monthly, in advance and collected from customers for services yet to be performed.
Subscriber Acquisition Costs —Subscriber acquisition costs represent the costs related to the origination of new subscribers. A portion of subscriber acquisition costs is expensed as incurred, which includes costs associated with the direct-to-home sale housing, marketing and recruiting, certain portions of sales commissions (residuals), overhead and other costs, considered not directly and specifically tied to the origination of a particular subscriber. The remaining portion of the costs is considered to be directly tied to subscriber acquisition and consists primarily of certain portions of sales commissions, equipment and installation costs. These costs are deferred and recognized in a pattern that reflects the estimated life of the subscriber relationships. The Company amortizes subscriber acquisition costs over 15 years using a 240% declining balance method, which converts to a straight-line methodology after approximately nine years when the resulting amortization exceeds that from the accelerated method. The Company evaluates subscriber account attrition on a periodic basis, utilizing observed attrition rates for the Company’s subscriber contracts and industry information and, when necessary, makes adjustments to the estimated subscriber relationship period and amortization method.
On the condensed consolidated statement of cash flows, subscriber acquisition costs that are comprised of equipment and related installation costs purchased for or used in subscriber contracts in which the Company retains ownership to the equipment are classified as investing activities and reported as “Subscriber acquisition costs – company owned equipment”. All other subscriber acquisition costs are classified as operating activities and reported as “Subscriber acquisition costs – deferred contract costs” on the condensed consolidated statements of cash flows as these assets represent deferred costs associated with customer contracts.
Cash and Cash Equivalents— Cash and cash equivalents consists of highly liquid investments with remaining maturities when purchased of three months or less.
Inventories —Inventories, which are comprised of smart home and security system equipment and parts, are stated at the lower of cost or net realizable value with cost determined under the first-in, first-out (FIFO) method. The Company adjusts the inventory balance based on anticipated obsolescence, usage and historical write-offs.
Long-lived Assets and Intangibles —Property, plant and equipment are stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets or the lease term for assets under capital leases, whichever is shorter. Intangible assets with definite lives are amortized over the remaining estimated economic life of the underlying technology or relationships, which ranges from five to ten years. Definite-lived intangible assets are amortized on the straight-line method over the estimated useful life of the asset or in a pattern in which the economic benefits of the intangible asset are consumed. Amortization expense associated with leased assets is included with depreciation expense. Routine repairs and maintenance are charged to expense as incurred. The Company periodically assesses potential impairment of its long-lived assets and intangibles and performs an impairment review whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In addition, the Company periodically assesses whether events or changes in circumstance continue to support an indefinite life of certain intangible assets or warrant a revision to the estimated useful life of definite-lived intangible assets.
Wireless Spectrum Licenses—The Company has capitalized, as an intangible asset, wireless spectrum licenses that its subsidiary acquired from a third party. The cost basis of the wireless spectrum asset includes the purchase price paid for the licenses at the time of acquisition, plus costs incurred to acquire the licenses. The asset and related liability were recorded at the net present value of future cash outflows using the Company's incremental borrowing rate at the time of acquisition.
 The Company has determined that the wireless spectrum licenses meet the definition of indefinite-lived intangible assets because the licenses may be renewed periodically for a nominal fee, provided that the Company continues to meet the service and geographic coverage provisions. The Company has also determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of these wireless spectrum licenses.
Long-term Investments —The Company’s long-term investments are comprised of available-for-sale securities and cost-based investments in other companies. As of June 30, 2017 and December 31, 2016, cost-based investments totaled $0.6 million and $0.4 million and available-for-sale securities totaled $4.2 million and $4.0 million, respectively.
The Company’s marketable equity securities have been classified and accounted for as available-for-sale. Management determines the appropriate classification of its investments at the time of purchase and reevaluates the classifications at each balance sheet date. Marketable equity securities, are classified as either short-term or long-term, based on the nature of each security and its availability for use in current operations. The Company’s marketable equity securities are carried at fair value, with unrealized gains and losses, reported as a component of accumulated other comprehensive income (“AOCI”) in equity, with the exception of unrealized losses believed to be other-than-temporary which are reported in earnings in the current period. The cost of securities sold is based upon the specific identification method.
The Company performs impairment analyses of its cost based investments when events occur or circumstances change that would, more likely than not, reduce the fair value of the investment below its carrying value. When indicators of impairment do not exist and certain accounting criteria are met, the Company evaluates impairment using a qualitative approach. As of December 31, 2016, no indicators of impairment existed associated with these cost based investments.
Deferred Financing Costs —Costs incurred in connection with obtaining debt financing are deferred and amortized utilizing the straight-line method, which approximates the effective-interest method, over the life of the related financing. Deferred financing costs incurred with draw downs on APX Group, Inc.’s (“APX”) revolving credit facility will be amortized over the amended maturity dates discussed in Note 2. If such financing is paid off or replaced prior to maturity with debt instruments that have substantially different terms, the unamortized costs are charged to expense. Deferred financing costs included in the accompanying unaudited condensed consolidated balance sheets within deferred financing costs, net at June 30, 2017 and December 31, 2016 were $3.4 million and $4.4 million, net of accumulated amortization of $7.9 million and $6.9 million, respectively. Deferred financing costs included in the accompanying unaudited condensed consolidated balance sheets within notes payable, net at June 30, 2017 and December 31, 2016 were $37.3 million and $39.4 million, net of accumulated amortization of $40.4 million and $35.6 million, respectively. Amortization expense on deferred financing costs recognized and included in interest expense in the accompanying unaudited condensed consolidated statements of operations, totaled $2.9 million and $2.8 million for the three months ended June 30, 2017 and 2016, respectively and $5.9 million and $5.6 million for the six months ended June 30, 2017 and 2016 (See Note 2).
Residual Income Plan —The Company has a program that allows certain third-party sales channel partners to receive additional compensation based on the performance of the underlying contracts they create. The Company calculates the present value of the expected future payments and recognizes this amount in the period the commissions are earned. Subsequent accretion and adjustments to the estimated liability are recorded as interest and operating expense, respectively. The Company monitors actual payments and customer attrition on a periodic basis and, when necessary, makes adjustments to the liability. The amount included in accrued payroll and commissions was $1.6 million and $1.2 million at June 30, 2017 and December 31, 2016, respectively, and the amount included in other long-term obligations was $9.0 and $6.6 million at June 30, 2017 and December 31, 2016, respectively, representing the present value of the estimated amounts owed to third-party sales channel partners.
Stock-Based Compensation —The Company measures compensation costs based on the grant-date fair value of the award and recognizes that cost over the requisite service period of the awards (See Note 9).
During the first quarter of 2017, the Company adopted Accounting Standard Update (“ASU”) 2016-09. Under the provisions of ASU 2016-09, the Company has elected to recognize the impact of forfeitures when they occur with no adjustment for estimated forfeitures and recognizes excess tax benefits as a reduction of income tax expense regardless of whether the benefit reduces income taxes payable. Additionally, the Company recognizes the cash flow impact of such excess tax benefits in operating activities in the condensed consolidated statements of cash flows. The Company adopted ASU 2016-09 on a modified retrospective basis for the income statement impact of forfeitures and income taxes and have retrospectively applied ASU 2016-09 to its condensed consolidated statements of cash flows for the impact of excess tax benefits. Accordingly, the Company recognized an immaterial cumulative adjustment charge for the adoption of the impact of forfeitures to beginning retained earnings as of January 1, 2017. The Company recognized no cumulative adjustment benefit for the excess tax benefit for the exercise of equity grants from prior fiscal years due to a full valuation allowance recorded against the excess tax benefits.
Advertising Expense —Advertising costs are expensed as incurred. Advertising costs were $10.2 million and $8.5 million for the three months ended June 30, 2017 and 2016, respectively and $21.1 million and $17.0 million for the six months ended June 30, 2017 and 2016.
Income Taxes —The Company accounts for income taxes based on the asset and liability method. Under the asset and liability method, deferred tax assets and deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets when it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.
The Company recognizes the effect of an uncertain income tax position on the income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company’s policy for recording interest and penalties is to record such items as a component of the provision for income taxes.
Concentrations of Credit Risk —Financial instruments that potentially subject the Company to concentration of credit risk consist principally of receivables and cash. At times during the year, the Company maintains cash balances in excess of insured limits. The Company is not dependent on any single customer or geographic location. The loss of a customer would not adversely impact the Company’s operating results or financial position.
Concentrations of Supply Risk —As of June 30, 2017, approximately 65% of the Company’s installed panels were were SkyControl panels and 34% were 2GIG Go!Control panels. In connection with the 2GIG Sale in April 2013, the Company entered into a five-year supply agreement with 2GIG, pursuant to which they will be the exclusive provider of the Company’s control panel requirements, subject to certain exceptions as provided in the supply agreement. The loss of 2GIG as a supplier could potentially impact the Company’s operating results or financial position.

Fair Value Measurement —Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities subject to on-going fair value measurement are categorized and disclosed into one of three categories depending on observable or unobservable inputs employed in the measurement. These two types of inputs have created the following fair value hierarchy:
Level 1: Quoted prices in active markets that are accessible at the measurement date for assets and liabilities.
Level 2: Observable prices that are based on inputs not quoted in active markets, but corroborated by market data.
Level 3: Unobservable inputs are used when little or no market data is available.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when determining fair value. The Company recognizes transfers between levels of the hierarchy based on the fair values of the respective financial measurements at the end of the reporting period in which the transfer occurred. There were no transfers between levels of the fair value hierarchy during the six months ended June 30, 2017 and 2016.
The carrying amounts of the Company’s accounts receivable, accounts payable and accrued and other liabilities approximate their fair values due to their short maturities.
Goodwill —The Company conducts a goodwill impairment analysis annually in the fourth fiscal quarter, as of October 1, and as necessary if changes in facts and circumstances indicate that the fair value of the Company’s reporting units may be less than its carrying amount. When indicators of impairment do not exist and certain accounting criteria are met, the Company is able to evaluate goodwill impairment using a qualitative approach. When necessary, the Company’s quantitative goodwill impairment test consists of two steps. The first step requires that the Company compare the estimated fair value of its reporting units to the carrying value of the reporting unit’s net assets, including goodwill. If the fair value of the reporting unit is greater than the carrying value of its net assets, goodwill is not considered to be impaired and no further testing is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the Company would be required to complete the second step of the test by analyzing the fair value of its goodwill. If the carrying value of the goodwill exceeds its fair value, an impairment charge is recorded. As of June 30, 2017, there were no changes in facts and circumstances since the most recent annual impairment analysis to indicate impairment existed.
Foreign Currency Translation and Other Comprehensive Income —The functional currencies of Vivint Canada, Inc. and Vivint New Zealand, Ltd. are the Canadian and New Zealand dollars, respectively. Accordingly, assets and liabilities are translated from their respective functional currencies into U.S. dollars at period-end rates and revenue and expenses are translated at the weighted-average exchange rates for the period. Adjustments resulting from this translation process are classified as other comprehensive income (loss) and shown as a separate component of equity.
When intercompany foreign currency transactions between entities included in the consolidated financial statements are of a long term investment nature (i.e., those for which settlement is not planned or anticipated in the foreseeable future) foreign currency translation adjustments resulting from those transactions are included in stockholders’ deficit as accumulated other comprehensive loss. When intercompany transactions are deemed to be of a short term nature, translation adjustments are required to be included in the condensed consolidated statement of operations. Translation gains related to intercompany balances were $1.8 million and $0.2 million for the three months ended June 30, 2017 and 2016, respectively and $2.5 million and $4.9 million for the six months ended June 30, 2017 and 2016.
Letters of Credit —As of June 30, 2017 and December 31, 2016, the Company had $8.7 million and $5.7 million, respectively, of letters of credit issued in the ordinary course of business, all of which are undrawn.
Restructuring and Asset Impairment Charges —Restructuring and asset impairment charges represent expenses incurred in relation to activities to exit or dispose of portions of the Company's business that do not qualify as discontinued operations. Liabilities associated with restructuring are measured at their fair value when the liability is incurred. Expenses for related termination benefits are recognized at the date the Company notifies the employee, unless the employee must provide future service, in which case the benefits are expensed ratably over the future service period. Liabilities related to termination of a contract are measured and recognized at fair value when the contract does not have any future economic benefit to the entity and the fair value of the liability is determined based on the present value of the remaining obligation. The Company expenses all other costs related to an exit or disposal activity as incurred (See Note 13).
New Accounting Pronouncements —In May 2014, the FASB originally issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) which clarifies the principles used to recognize revenue for all entities. This guidance requires companies to recognize revenue when they transfer goods or services to a customer in an amount that reflects the consideration to which they expect to be entitled. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 by one year. In March 2016, the FASB issued ASU 2016-08 to clarify the implementation guidance on principal versus agent considerations as it relates to Topic 606. In June 2016, the FASB issued ASU 2016-10 to clarify the implementation guidance on identifying performance obligations and licensing as it relates to Topic 606. This update reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In June 2016, the FASB issued ASU 2016-12 to clarify the implementation guidance on Topic 606, which amends the guidance on transition, collectability, non-cash consideration and the presentation of sales and other similar taxes.
The Company currently plans to adopt Topic 606 at the beginning of 2018 using the modified retrospective approach with the cumulative effect of initially applying the new standard recognized at the date of initial application and providing certain additional disclosures. However, a final decision regarding the adoption method has not been made at this time. The Company's final determination will depend on a number of factors, such as the significance of the impact of the new standard on the Company's financial results, and system readiness, including the Company's ability to accumulate and analyze the information necessary to assess the impact on prior period financial statements, as necessary.
The Company is in the early stages of evaluating the impact of the new standard on its accounting policies, processes, and system requirements. The Company has assigned internal resources in addition to the engagement of third-party service providers to assist in the evaluation. Furthermore, the Company has made and will continue to make investments in systems to enable timely and accurate reporting under the new standard. The Company expects the standard to have an effect on the subscriber acquisitions costs, net and deferred revenues included in our condensed consolidated balance sheets and the recognition of revenues and amortization of subscriber acquisition costs on the consolidated statement of operations. The Company does not expect the standard to have a significant impact to the consolidated statements of changes in equity or the consolidated statements of cash flows.
While the Company continues to assess the potential impacts of the new standard, including the areas described above, and anticipate this standard could have a material impact on the consolidated financial statements, the Company does not know or cannot reasonably estimate quantitative information related to the impact of the new standard on the financial statements at this time.
In June 2016, the FASB issued ASU 2016-13 which modifies the measurement of expected credit losses of certain financial instruments. This update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019 and must be applied using a modified-retrospective approach, with early adoption permitted. The Company does not believe the adoption of ASU 2016-13 will have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02 to increase transparency and comparability among organizations as it relates to lease assets and lease liabilities. The update requires that lease assets and lease liabilities be recognized on the balance sheet, and that key information about leasing arrangements be disclosed. Prior to this update, GAAP did not require operating leases to be recognized as lease assets and lease liabilities on the balance sheet. This update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 and must be applied using a modified retrospective approach, with early adoption permitted.
The Company is in the initial stages of evaluating the impact of ASU 2016-02 on its accounting policies, processes, and system requirements. The Company’s current operating lease portfolio is primarily comprised of network, real estate, and equipment leases. Upon adoption of this standard, the Company expects the balance sheet to include a right of use asset and liability related to substantially all operating lease arrangements. The Company has assigned internal resources to perform the evaluation. Furthermore, the Company has made and will continue to make investments in systems to enable timely and accurate reporting under the new standard.
While the Company continues to assess the potential impacts of ASU 2016-02, including the areas described above, and anticipate this standard could have a material impact on the consolidated financial statements, the Company does not know or cannot reasonably estimate quantitative information related to the impact of the new standard on the financial statements at this time.

NOTE 2 – LONG-TERM DEBT
On November 16, 2012, APX issued $1.3 billion aggregate principal amount of notes, of which $925.0 million aggregate principal amount of 6.375% senior secured notes due 2019 (the “2019 notes”) mature on December 1, 2019 and are secured on a first-priority lien basis by substantially all of the tangible and intangible assets whether now owned or hereafter acquired by the Company, subject to permitted liens and exceptions, and $380.0 million aggregate principal amount of 8.75% senior notes due 2020 (the “2020 notes”), mature on December 1, 2020.
During 2013, APX completed two offerings of additional 2020 notes under the indenture dated November 16, 2012. On May 31, 2013, the Company issued $200.0 million of 2020 notes at a price of 101.75% and on December 13, 2013, APX issued an additional $250.0 million of 2020 notes at a price of 101.50%.
During 2014, APX issued an additional $100.0 million of 2020 notes at a price of 102.00%.

In October 2015, APX issued $300.0 million aggregate principal amount of 8.875% senior secured notes due 2022 (the “2022 private placement notes”), pursuant to a note purchase agreement dated as of October 19, 2015 in a private placement exempt from registration under the Securities Act. The 2022 private placement notes will mature on December 1, 2022, unless on September 1, 2020 (the 91st day prior to the maturity of the 2020 notes) more than an aggregate principal amount of $190.0 million of such 2020 notes remain outstanding or have not been refinanced as permitted under the note purchase agreement for the 2022 private placement notes, in which case the 2022 private placement notes will mature on September 1, 2020. The 2022 private placement notes are secured, on a pari passu basis, by the collateral securing obligations under the 2019 notes, the 2022 private placement notes, and the 2022 notes (as defined below) and the revolving credit facilities, in each case, subject to certain exceptions and permitted liens.

In May 2016, APX issued $500.0 million aggregate principal amount of 7.875% senior secured notes due 2022 (the “2022 notes” and, together with the 2019 notes, the 2020 notes and the 2022 private placement notes, the “notes”), pursuant to an indenture dated as of May 26, 2016 among APX, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent. The 2022 notes will mature on December 1, 2022, or on such earlier date when any outstanding pari passu lien indebtedness matures as a result of the operation of any “Springing Maturity” provision set forth in the agreements governing such pari passu lien indebtedness. The 2022 notes are secured, on a pari passu basis, by the collateral securing obligations under the 2019 notes and 2022 private placement notes and the revolving credit facilities, in all cases, subject to certain exceptions and permitted liens. APX used a portion of the net proceeds from the issuance of the 2022 notes to repurchase approximately $235 million aggregate principal amount of the outstanding 2019 notes and 2022 private placement notes in privately negotiated transactions and repaid borrowings under the existing revolving credit facility.

In August 2016, APX issued an additional $100.0 million aggregate principal amount of the 2022 notes at a price of 104.00%.

In February 2017, APX issued an additional $300.0 million aggregate principal amount of the 2022 notes at a price of 108.25%. A portion of the net proceeds from the offering of these 2022 notes were used to redeem $300.0 million aggregate principal amount of the existing 2019 notes and pay the related redemption premium, and to pay all fees and expenses related thereto and any remaining proceeds will be used for general corporate purposes.

In accordance with ASC 470-50 Debt – Modifications and Extinguishments, the Company performed an analysis on a creditor-by-creditor basis for the May 2016 issuance to determine if the repurchased 2019 notes and 2022 private placement notes were substantially different than the 2022 notes issued in May 2016. As a result of this analysis for the May 2016 issuance, during the three and six months ended June 30, 2016, the Company recorded $10.1 million of other expense and loss on extinguishment, consisting of $1.0 million of original issue discount and deferred financing costs associated with the 2019 notes and 2022 private placement notes, and $9.0 million of the $15.7 million of total costs incurred in conjunction with issuance of the 2022 notes. The original unamortized portion of deferred financing costs associated with new creditors and creditors under both the 2019 notes and the 2022 notes, whose debt instruments were not deemed to be substantially different, will be amortized to interest expense over the life of the 2022 notes.

The Company performed the same analysis on a creditor-by-creditor basis for the February 2017 issuance to determine if the repurchased 2019 notes were substantially different than the 2022 notes issued in February 2017. As a result of this analysis for the February 2017 issuance, during the six months ended June 30, 2017, the Company recorded $12.8 million of other expense and loss on extinguishment, consisting of $3.3 million of original issue discount and deferred financing costs associated with the 2019 notes and $9.5 million of the $15.6 million of total costs incurred in conjunction with issuance of the 2022 notes. The original unamortized portion of deferred financing costs associated with new creditors and creditors under both the 2019 notes and the 2022 notes, whose debt instruments were not deemed to be substantially different, will be amortized to interest expense over the life of the 2022 notes.

The following table presents deferred financing cost activity for the six months ended June 30, 2017 (in thousands):

	Unamortized Deferred Financing Costs
	Balance December 31, 2016	Additions	Rolled Over	Early Extinguishment	Amortized	Balance June 30, 2017
Revolving Credit Facility	$4,420	$—	$—	$—	$(1,013)	$3,407
2019 Notes	11,693	—	(1,476)	(3,259)	(1,310)	5,648
2020 Notes	15,053	—	—	—	(1,923)	13,130
2022 Private Placement Notes	903	—	—	—	(76)	827
2022 Notes	11,714	6,077	1,476	—	(1,567)	17,700
Total Deferred Financing Costs	$43,783	$6,077	$—	$(3,259)	$(5,889)	$40,712

The notes are fully and unconditionally guaranteed, jointly and severally by APX and each of APX’s existing restricted subsidiaries that guarantee indebtedness under APX’s revolving credit facility or our other indebtedness. Interest accrues at the rate of 6.375% per annum for the 2019 notes, 8.75% per annum for the 2020 notes, 8.875% per annum for the 2022 private placement notes, and 7.875% per annum for the 2022 notes. Interest on the notes is payable semiannually in arrears on each June 1 and December 1. APX may redeem the notes at the prices and on the terms specified in the applicable indenture or note purchase agreement.
Revolving Credit Facility
On November 16, 2012, APX entered into a $200.0 million senior secured revolving credit facility, with a five year maturity. On March 6, 2015, APX amended and restated the credit agreement governing the revolving credit facility to provide for, among other things, (1) an increase in the aggregate commitments previously available to APX thereunder from $200.0 million to $289.4 million (“Revolving Commitments”) and (2) the extension of the maturity date with respect to certain of the previously available commitments.
Borrowings under the amended and restated revolving credit facility bear interest at a rate per annum equal to an applicable margin plus, at APX’s option, either (1) the base rate determined by reference to the highest of (a) the Federal Funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month, plus 1.00% or (2) the LIBOR rate determined by reference to the London interbank offered rate for dollars for the interest period relevant to such borrowing. The applicable margin for base rate-based borrowings (1)(a) under the Series A Revolving Commitments of approximately $247.5 million and Series C Revolving Commitments of approximately $20.8 million is currently 2.0% per annum and (b) under the Series B Revolving Commitments of approximately $21.2 million is currently 3.0% and (2)(a) the applicable margin for LIBOR rate-based borrowings (a) under the Series A Revolving Commitments and Series C Revolving Commitments is currently 3.0% per annum and (b) under the Series B Revolving Commitments is currently 4.0%. The applicable margin for borrowings under the revolving credit facility is subject to one step-down of 25 basis points based on APX meeting a consolidated first lien net leverage ratio test at the end of each fiscal quarter. Outstanding borrowings under the amended and restated revolving credit facility are allocated on a pro-rata basis between each Series based on the total Revolving Commitments.
In addition to paying interest on outstanding principal under the revolving credit facility, APX is required to pay a quarterly commitment fee (which will be subject to one interest rate step-down of 12.5 basis points, based on APX meeting a consolidated first lien net leverage ratio test) to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. APX also pays customary letter of credit and agency fees.
APX is not required to make any scheduled amortization payments under the revolving credit facility. The principal amount outstanding under the revolving credit facility will be due and payable in full on (1) with respect to the non-extended commitments under the Series C Revolving Credit Facility, November 16, 2017 and (2) with respect to the extended commitments under the Series A Revolving Credit Facility and Series B Revolving Credit Facility, March 31, 2019.

As of June 30, 2017 and December 31, 2016, there were $100.0 million and $0 of outstanding borrowings under the credit facility.
The Company’s debt at June 30, 2017 and December 31, 2016 consisted of the following (in thousands):

	June 30, 2017
	Outstanding Principal	Unamortized Premium (Discount)	Unamortized Deferred Financing Costs (1)	Net Carrying Amount
Series C Revolving Credit Facility Due 2017	$7,200	$—	$—	$7,200
Series A, B Revolving Credit Facilities Due 2019	92,800	—	—	92,800
6.375% Senior Secured Notes due 2019	419,465	—	(5,648)	413,817
8.75% Senior Notes due 2020	930,000	5,129	(13,130)	921,999
8.875% Senior Secured Notes Due 2022	270,000	(2,764)	(827)	266,409
7.875% Senior Secured Notes Due 2022	900,000	26,700	(17,700)	909,000
Total Long-Term Debt	$2,619,465	$29,065	$(37,305)	$2,611,225

	December 31, 2016
	Outstanding Principal	Unamortized Premium (Discount)	Unamortized Deferred Financing Costs (1)	Net Carrying Amount
6.375% Senior Secured Notes due 2019	$719,465	$—	$(11,693)	$707,772
8.75% Senior Notes due 2020	930,000	5,848	(15,053)	920,795
8.875% Senior Secured Notes due 2022	270,000	(2,960)	(903)	266,137
7.875% Senior Secured Notes due 2022	600,000	3,710	(11,714)	591,996
Total Long-Term Debt	$2,519,465	$6,598	$(39,363)	$2,486,700

(1)
Unamortized deferred financing costs related to the revolving credit facilities included in deferred financing costs, net on the condensed consolidated balance sheets at June 30, 2017 and December 31, 2016 was $3.4 million and $4.4 million, respectively.

NOTE 3 – RETAIL INSTALLMENT CONTRACT RECEIVABLES
Certain subscribers have the option to purchase Products under a RIC, payable over either 42 or 60 months. Short-term RIC receivables are recorded in accounts and notes receivable, net and long-term RIC receivables are recorded in long-term investments and other assets, net in the condensed consolidated unaudited balance sheets.
The following table summarizes the installment receivables (in thousands):

June 30, 2017
RIC receivables, gross	$80,608
Deferred interest	(24,889)
RIC receivables, net of deferred interest	55,719

Classified on the condensed consolidated unaudited balance sheets as:
Accounts and notes receivable, net	$8,478
Long-term investments and other assets, net	47,241
RIC receivables, net	$55,719
Activity in the deferred interest for the RIC receivables was as follows (in thousands):

Six months ended June 30, 2017
Deferred interest, beginning of period	$—
Bad debt expense	—
Write-offs, net of recoveries	(234)
Change in deferred interest on short-term and long-term RIC receivables	25,123
Deferred interest, end of period	$24,889
Since the inception of RICs and during the three and six months ended June 30, 2017 the amount of RIC imputed interest income recognized in recurring and other revenue was $1.1 million and $1.2 million, respectively.

NOTE 4 – BALANCE SHEET COMPONENTS
The following table presents material balance sheet component balances (in thousands):

	June 30, 2017	December 31, 2016
Prepaid expenses and other current assets
Prepaid expenses	$11,680	$7,983
Deposits	2,474	1,046
Other	619	1,129
Total prepaid expenses and other current assets	$14,773	$10,158
Subscriber acquisition costs
Subscriber acquisition costs	$1,588,310	$1,373,080
Accumulated amortization	(418,023)	(320,646)
Subscriber acquisition costs, net	$1,170,287	$1,052,434
Accrued payroll and commissions
Accrued commissions	$35,127	$22,187
Accrued payroll	19,074	24,101
Total accrued payroll and commissions	$54,201	$46,288
Accrued expenses and other current liabilities
Accrued interest payable	$17,259	$16,944
Accrued taxes	10,305	3,376
Current portion of derivative liability	6,785	—
Spectrum license obligation	3,712	—
Accrued payroll taxes and withholdings	3,547	4,793
Loss contingencies	2,231	2,571
Blackstone monitoring fee, a related party	1,125	1,389
Other	3,475	5,192
Total accrued expenses and other current liabilities	$48,439	$34,265
Deferred revenue
Subscriber deferred revenues	$37,277	$34,682
Deferred product revenues	18,819	—
Deferred activation fees	10,609	11,040
Total deferred revenue	$66,705	$45,722
Deferred revenue, net of current portion
Deferred product revenues	$98,800	$975
Deferred activation fees	55,444	57,759
Total deferred revenue, net of current portion	$154,244	$58,734

NOTE 5 – PROPERTY PLANT AND EQUIPMENT
Property, plant and equipment consisted of the following (in thousands):

	June 30, 2017	December 31, 2016	Estimated Useful Lives
Vehicles	$30,916	$31,416	3 - 5 years
Computer equipment and software	39,814	27,006	3 - 5 years
Leasehold improvements	18,095	17,717	2 - 15 years
Office furniture, fixtures and equipment	14,619	13,508	7 years
Buildings	702	702	39 years
Build-to-suit lease building	8,247	5,004	10.5 years
Construction in process	3,397	9,908
Property, plant and equipment, gross	115,790	105,261
Accumulated depreciation and amortization	(50,131)	(41,635)
Property, plant and equipment, net	$65,659	$63,626

Property, plant and equipment, net includes approximately $18.2 million and $21.2 million of assets under capital lease obligations at June 30, 2017 and December 31, 2016, respectively net of accumulated amortization of $13.3 million and $10.9 million at June 30, 2017 and December 31, 2016, respectively. Depreciation and amortization expense on all property, plant and equipment was $5.1 million and $4.1 million for the three months ended June 30, 2017 and 2016, respectively and $9.7 million and $8.1 million for the six months ended June 30, 2017 and 2016, respectively. Amortization expense relates to assets under capital leases and is included in depreciation and amortization expense.
In June 2016, the Company entered into a non-cancellable lease, whereby the Company will occupy a new building constructed in Logan, UT as a location to further sales recruitment and training, as well as conduct research and development (the "Logan Facility"). Because of its involvement in certain aspects of the construction of the Logan Facility, per the terms of the lease, the Company was deemed the owner of the building for accounting purposes during the construction period. Accordingly, the Company recorded a build-to-suit lease asset and a corresponding build-to-suit lease liability during the construction period.

In April 2017, construction on the Logan Facility was completed and the Company commenced occupancy. In accordance with ASC 840-40 Sale-Leaseback Transactions, the building did not qualify for sale-leaseback treatment. As such, the Company will retain the building asset and corresponding lease obligation on the balance sheet. Accordingly, the Company has a build-to-suit building asset, which totaled $8.2 million and $5.0 million, respectively, net of accumulated depreciation of $0.2 million and $0 as of June 30, 2017 and December 31, 2016, respectively. See Note 10-Commitments and Contingencies for more information on build-to-suit arrangements.

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS
Goodwill
As of June 30, 2017 and December 31, 2016, the Company had a goodwill balance of $836.1 million and $835.2 million, respectively. The change in the carrying amount of goodwill during the six months ended June 30, 2017 was the result of foreign currency translation adjustments.
Intangible assets, net
The following table presents intangible asset balances (in thousands):

	June 30, 2017			December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Estimated Useful Lives
Definite-lived intangible assets:
Customer contracts	$967,702	$(588,747)	$378,955	$965,179	$(539,910)	$425,269	10 years
2GIG 2.0 technology	17,000	(11,877)	5,123	17,000	(10,479)	6,521	8 years
Other technology	2,917	(1,042)	1,875	7,067	(4,984)	2,083	5 - 7 years
Space Monkey technology	7,100	(3,167)	3,933	7,100	(2,268)	4,832	6 years
Patents	9,620	(4,766)	4,854	8,724	(3,913)	4,811	5 years
Total definite-lived intangible assets:	$1,004,339	$(609,599)	$394,740	$1,005,070	$(561,554)	$443,516

Indefinite-lived intangible assets:
Spectrum licenses	$31,253	$—	$31,253	$31,253	$—	$31,253
IP addresses	$564	$—	$564	$564	$—	$564
Domain names	59	—	59	59	—	59
Total Indefinite-lived intangible assets	31,876	—	31,876	31,876	—	31,876
Total intangible assets, net	$1,036,215	$(609,599)	$426,616	$1,036,946	$(561,554)	$475,392
During the year ended December 31, 2016, a subsidiary of the Company entered into leasing agreements with a third party for designated radio frequency spectrum in 40 mid-sized metropolitan markets. The lease term is for seven years, with an option to become the licensor of record with the Federal Communications Commission ("FCC") with respect to the applicable spectrum licenses at the end of this term for a nominal fee. The Company acquired $31.3 million of spectrum licenses, measured using the present value of the lease payments, and recorded an intangible asset and a corresponding liability within other long-term obligations. While licenses are issued for only a fixed time, such licenses are subject to renewal by the FCC. The Company intends to renew the licenses with the FCC at the end of the initial term. License renewals within the industry have occurred routinely and at nominal cost. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of the licenses. As a result, the Company treats the wireless licenses as an indefinite-lived intangible asset.
Amortization expense related to intangible assets was approximately $25.4 million and $29.3 million for the three months ended June 30, 2017 and 2016, respectively and $50.7 million and $58.5 million during the six months ended June 30, 2017 and 2016, respectively.
As of June 30, 2017, the remaining weighted-average amortization period for definite-lived intangible assets was 5.3 years. Estimated future amortization expense of intangible assets, excluding approximately $0.2 million in patents currently in process, is as follows as of June 30, 2017 (in thousands):

2017 - Remaining Period	$50,945
2018	90,275
2019	78,452
2020	67,579
2021	58,542
Thereafter	48,726
Total estimated amortization expense	$394,519

NOTE 7 – FINANCIAL INSTRUMENTS
Cash, Cash Equivalents and Marketable Securities
Cash equivalents and available-for-sale securities are classified as level 1 assets, as they have readily available market prices in an active market. The Company held no money market funds as of June 30, 2017. As of December 31, 2016, the Company held $42.3 million of money market funds. As of June 30, 2017 and December 31, 2016, the company held $4.2 million and $4.0 million, respectively, of corporate securities classified as level 1 investments.
The following tables set forth the Company’s cash and cash equivalents and available-for-sale securities’ adjusted cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category recorded as cash and cash equivalents or long-term investments and other assets, net as of June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017
	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Long-Term Investments and Other Assets, net
Cash	$1,470	$—	$—	$1,470	$1,470	$—

Level 1:
Corporate securities	4,018	193	—	4,211	—	4,211
Subtotal	4,018	193	—	4,211	—	4,211

Total	$5,488	$193	$—	$5,681	$1,470	$4,211

	December 31, 2016
	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Long-Term Investments and Other Assets, net
Cash	$1,191	$—	$—	$1,191	$1,191	$—

Level 1:
Money market funds	42,329	—	—	42,329	42,329	—
Corporate securities	3,007	1,011	—	4,018	—	4,018
Subtotal	45,336	1,011	—	46,347	42,329	4,018

Total	$46,527	$1,011	$—	$47,538	$43,520	$4,018

The corporate securities represents the Company's investment of $3.0 million in preferred stock of a privately held company ("investee") not affiliated with the Company. On October 28, 2016 the investee began trading shares publicly and the Company's preferred stock was converted to publicly traded common stock. As a result, the Company classified the investment as an available for sale security. During the three and six months ended June 30, 2017, the Company recorded an unrealized loss of $0.4 million and a unrealized gain of $0.2 million, respectively associated with the change in fair value of the investee's stock. As of June 30, 2017 and December 31, 2016, accumulated other comprehensive income associated with unrealized gains and losses for the change in fair value of the investment totaled $1.2 million and $1.0 million, respectively.

The carrying amounts of the Company’s accounts receivable, accounts payable and accrued and other liabilities approximate their fair values due to their short maturities.
Long-Term Debt
Components of long-term debt including the associated interest rates and related fair values are as follows (in thousands, except interest rates):

	June 30, 2017		December 31, 2016		Stated Interest Rate
Issuance	Face Value	Estimated Fair Value	Face Value	Estimated Fair Value
2019 Notes	$419,465	$431,462	$719,465	$743,783	6.375%
2020 Notes	930,000	962,550	930,000	946,275	8.75%
2022 Private Placement Notes	270,000	279,297	270,000	280,372	8.875%
2022 Notes	900,000	978,750	600,000	655,140	7.875%
Total	$2,519,465	$2,652,059	$2,519,465	$2,625,570
The fair values of the 2019 notes, the 2020 notes, the 2022 private placement notes and the 2022 notes were considered Level 2 measurements as the values were determined using observable market inputs, such as current interest rates, prices observable from less active markets, as well as prices observable from comparable securities.
Derivative Financial Instruments
Under the Consumer Financing Program, the Company pays a monthly fee to a third-party financing provider based on the average daily outstanding balance of the installment loans and shares the liability for credit losses, depending on the credit quality of the customer. Because of the nature of certain provisions under the Consumer Financing Program, the Company records a derivative liability that is not designated as a hedging instrument and is adjusted to fair value, measured using the present value of the estimated future payments. Changes to the fair value are recorded through other loss (income), net in the Condensed Consolidated Statement of Operations. The following represent the contractual obligations with the third-party financing provider under the Consumer Financing Program that are components of the derivative:

•	The Company pays a monthly fee based on the average daily outstanding balance of the installment loans

•	The Company shares the liability for credit losses depending on the credit quality of the customer

•	The Company pays transactional fees associated with customer payment processing
During the three and six months ended June 30, 2017, the Company realized no gains or loss on its derivative instruments.
The following table summarizes the fair value, measured using Level 2 fair value inputs, and the notional amount of the Company’s outstanding derivative instrument as of June 30, 2017 (in thousands):

	June 30, 2017
	Fair Value	Notional Amount
Consumer Financing Program Contractual Obligations	$16,092	$68,076

Classified on the condensed consolidated unaudited balance sheets as:
Accrued expenses and other current liabilities	6,785
Other long-term obligations	9,307
Total Consumer Financing Program Contractual Obligation	$16,092

NOTE 8 – INCOME TAXES
In order to determine the quarterly provision for income taxes, the Company uses an estimated annual effective tax rate, which is based on expected annual income and statutory tax rates in the various jurisdictions in which the Company operates. Certain significant or unusual items are separately recognized in the quarter during which they occur and can be a source of variability in the effective tax rates from quarter to quarter.
The Company’s effective income tax rate for the six months ended June 30, 2017 and 2016 was approximately a negative 0.7% and a negative 0.5%, respectively. Income tax expense for the six months ended June 30, 2017 was affected by an intraperiod tax allocation due to unrealized gains and losses on investments held by the Company and prior year return-to-provision true up adjustments on the Canadian tax return. Both the 2017 and 2016 effective tax rates are less than the statutory rate primarily due to the combination of not benefiting from expected pre-tax US losses and recognizing current state income tax expense for minimum state taxes.
Significant judgment is required in determining the Company’s provision for income taxes, recording valuation allowances against deferred tax assets and evaluating the Company’s uncertain tax positions. In evaluating the ability to realize its deferred tax assets, in full or in part, the Company considers all available positive and negative evidence, including past operating results, forecasted future earnings, and prudent and feasible tax planning strategies. Due to historical net losses incurred and the uncertainty of realizing the deferred tax assets, for all the periods presented, the Company has maintained a full valuation allowance against domestic deferred tax assets. The Company has not recorded a valuation allowance against its foreign deferred tax assets due to being in a net deferred tax liability position.
During the first quarter of 2017, the Company adopted ASU 2016-09. Under the provisions of ASU 2016-09, the Company recognizes the impact of stock-based compensation award forfeitures when they occur with no adjustment for estimated forfeitures and recognizes excess tax benefits as a reduction of income tax expense regardless of whether the benefit reduces income taxes payable. The Company recognized no cumulative adjustment benefit for the excess tax benefit for the exercise of equity grants from prior fiscal years due to a full valuation allowance recorded against the excess tax benefits.

NOTE 9 – STOCK-BASED COMPENSATION AND EQUITY
313 Incentive Units
The Company’s indirect parent, 313 Acquisition LLC (“313”), which is majority owned by Blackstone, has authorized the award of profits interests, representing the right to share a portion of the value appreciation on the initial capital contributions to 313 (“Incentive Units”). In March 2015, a total of 4,315,106 Incentive Units previously issued to the Company’s Chief Executive Officer and President were voluntarily relinquished. The Company recorded all unrecognized stock-based compensation associated with such Incentive Units at the time the Incentive Units were relinquished. As of June 30, 2017, 85,812,836 Incentive Units had been awarded, and were outstanding, to current and former members of senior management and a board member, of which 42,169,456 were outstanding to the Company’s Chief Executive Officer and President. The Incentive Units are subject to time-based and performance-based vesting conditions, with one-third subject to ratable time-based vesting over a five year period and two-thirds subject to the achievement of certain investment return thresholds by The Blackstone Group, L.P. and its affiliates (“Blackstone”). The Company has not recorded any expense related to the performance-based portion of the awards, as the achievement of the vesting condition is not yet deemed probable. The fair value of stock-based awards is measured at the grant date and is recognized as expense over the employee’s requisite service period. The grant date fair value was primarily determined using a Monte Carlo simulation valuation approach with the following assumptions: expected volatility varies from 55% to 125%; expected exercise term between 3.96 and 6.00 years; and risk-free rates between 0.62% and 1.18%.

Vivint Stock Appreciation Rights
The Company’s subsidiary, Vivint Group, Inc. (“Vivint Group”), has awarded Stock Appreciation Rights (“SARs”) to various levels of key employees, pursuant to an omnibus incentive plan. The purpose of the SARs is to attract and retain personnel and provide an opportunity to acquire an equity interest of Vivint Group. The SARs are subject to time-based and performance-based vesting conditions, with one-third subject to ratable time-based vesting over a five year period and two-thirds subject to the achievement of certain investment return thresholds by 313. The Company has not recorded any expense related to the performance-based portion of the awards, as the achievement of the vesting condition is not yet deemed probable. In connection with this plan, 24,646,062 SARs were outstanding as of June 30, 2017. In addition, 53,621,891 SARs have been set aside for funding incentive compensation pools pursuant to long-term incentive plans established by the Company. On April 1, 2015, a new plan was created and all issued and outstanding Vivint, Inc. (“Vivint”) SARs were re-granted and all reserved SARs were converted under the new Vivint Group plan. The Company assessed the conversion of the SARs as a modification of equity instruments. The restructuring did not change the fair value of the existing awards and as such, no incremental compensation expense was incurred as a result of the restructuring.
The fair value of the Vivint Group awards is measured at the grant date and is recognized as expense over the employee’s requisite service period. The fair value is determined using a Black-Scholes option valuation model with the following assumptions: expected volatility varies from 55% to 125%, expected dividends of 0%; expected exercise term between 6.00 and 6.47 years; and risk-free rates between 0.61% and 1.77%. Due to the lack of historical exercise data, the Company used the simplified method in determining the estimated exercise term, for all Vivint Group awards.
Wireless Stock Appreciation Rights
The Company’s subsidiary, Vivint Wireless, has awarded SARs to various key employees, pursuant to an omnibus incentive plan. The purpose of the SARs is to attract and retain personnel and provide an opportunity to acquire an equity interest of Vivint Wireless. The SARs are subject to a five year time-based ratable vesting period. In connection with this plan, 17,500 SARs were outstanding as of June 30, 2017. The Company does not intend to issue any additional Wireless SARs.
The fair value of the Vivint Wireless awards is measured at the grant date and is recognized as expense over the employee’s requisite service period. The fair value is determined using a Black-Scholes option valuation model with the following assumptions: expected volatility of 65%, expected dividends of 0%; expected exercise term between 6.00 and 6.50 years; and risk-free rates between 1.51% and 1.77%. Due to the lack of historical exercise data, the Company used the simplified method in determining the estimated exercise term, for all Vivint Wireless awards.
Stock-based compensation expense in connection with all stock-based awards is presented as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating expenses	$21	$14	$40	$31
Selling expenses	56	43	110	(239)
General and administrative expenses	384	2,691	736	3,038
Total stock-based compensation	$461	$2,748	$886	$2,830

Stock-based compensation expense presented in selling expenses was negative for the six months ended June 30, 2016 due to a retrospective adjustment in the grant-date fair value of a series of stock-based awards. Stock-based compensation expense included in general and administrative expenses for both the three and six months ended June 30, 2016 included $2.2 million of compensation related to an equity repurchase by 313 from one of the Company's executives.
Capital Contribution— In April 2016, APX Parent Holdco, Inc. ("Parent"), the parent company of the Company, completed the first installment of an issuance and sale to certain investors of a series of preferred stock and contributed the net proceeds from such issuance of $69.8 million to the Company as an equity contribution. In July 2016, Parent completed the final installment of the issuance and sale to certain investors of such series of preferred stock and, in August 2016, contributed the net proceeds from such issuance of $30.6 million to the Company as an equity contribution. Both issuances were private placements exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

NOTE 10 – COMMITMENTS AND CONTINGENCIES
Indemnification – Subject to certain limitations, the Company is obligated to indemnify its current and former directors, officers and employees with respect to certain litigation matters and investigations that arise in connection with their service to the Company. These obligations arise under the terms of its certificate of incorporation, its bylaws, applicable contracts, and Delaware and California law. The obligation to indemnify generally means that the Company is required to pay or reimburse the individuals’ reasonable legal expenses and possibly damages and other liabilities incurred in connection with these matters.
Legal – The Company is named from time to time as a party to lawsuits arising in the ordinary course of business related to its sales, marketing, the provision of its services and equipment claims. Actions filed against the Company include commercial, intellectual property, customer, and labor and employment related claims, including complaints of alleged wrongful termination and potential class action lawsuits regarding alleged violations of federal and state wage and hour and other laws. In general, litigation can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings are difficult to predict, and the costs incurred in litigation can be substantial. The Company believes the amounts provided in its financial statements are adequate in light of the probable and estimated liabilities. Factors that the Company considers in the determination of the likelihood of a loss and the estimate of the range of that loss in respect of legal matters include the merits of a particular matter, the nature of the matter, the length of time the matter has been pending, the procedural posture of the matter, how the Company intends to defend the matter, the likelihood of settling the matter and the anticipated range of a possible settlement. Because such matters are subject to many uncertainties, the ultimate outcomes are not predictable and there can be no assurances that the actual amounts required to satisfy alleged liabilities from the matters described above will not exceed the amounts reflected in the Company’s financial statements or that the matters will not have a material adverse effect on the Company’s results of operations, financial condition or cash flows.
The Company regularly reviews outstanding legal claims and actions to determine if reserves for expected negative outcomes of such claims and actions are necessary. The Company had reserves for all such matters of approximately $2.2 million and $2.6 million as of June 30, 2017 and December 31, 2016, respectively. In conjunction with one of the settlements, the Company is obligated to pay certain future royalties, based on sales of future products.
Operating Leases —The Company leases office and warehouse space, certain equipment, towers, wireless spectrum, software and an aircraft under operating leases with related and unrelated parties expiring in various years through 2028. The leases require the Company to pay additional rent for increases in operating expenses and real estate taxes and contain renewal options. The Company's operating lease arrangements and related terms consisted of the following (in thousands):

	Rent Expense
	For the three months ended,		For the six months ended,
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016	Lease Term
Arrangement
Warehouse, office space and other	$2,950	$2,781	$5,885	$5,593	11 - 15 years
Wireless towers and spectrum	1,161	1,205	2,344	2,367	1 - 10 years
Total Rent Expense	$4,111	$3,986	$8,229	$7,960
Capital Leases —The Company also enters into certain capital leases with expiration dates through June 2021. On an ongoing basis, the Company enters into vehicle lease agreements under a Fleet Lease Agreement. The lease agreements are typically 36 months leases for each vehicle and the average remaining life for the fleet is 14 months as of June 30, 2017. As of June 30, 2017 and December 31, 2016, the capital lease obligation balance was $13.7 million and $17.7 million, respectively.
Spectrum Licenses —During the year ended December 31, 2016, a subsidiary of the Company entered into leasing agreements with a third party for designated radio frequency spectrum in 40 mid-sized metropolitan markets. The initial lease term is for seven years, with an option to become the licensor of record with the FCC with respect to the applicable spectrum licenses at the end of this initial term for a nominal fee. While licenses are issued for only a fixed time, such licenses are subject to renewal by the Federal Communications Commission (FCC). The Company intends to renew the licenses at the end of the initial term. License renewals within the industry have occurred routinely and at nominal cost. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of the licenses. As a result, the Company treats these Spectrum licenses as an indefinite-lived intangible asset.

Build-to-Suit Lease Arrangements —In June 2016, the Company entered into a non-cancellable lease, whereby the Company will occupy the Logan Facility. In 2016, because of its involvement in certain aspects of the construction of the Logan Facility, per the terms of the lease, the Company was deemed the owner of the building for accounting purposes during the construction period. Accordingly, the Company recorded a build-to-suit lease asset and a corresponding build-to-suit lease liability during the construction period.

In April 2017, construction on the Logan Facility was completed and the Company commenced occupancy. In accordance with ASC 840-40 Sale-Leaseback Transactions, the building did not qualify for sale-leaseback treatment. As such, the Company will retain the building asset and corresponding lease obligation on the balance sheet. Accordingly, the Company has a build-to-suit building asset, which totaled $8.2 million and $5.0 million, respectively, net of accumulated depreciation of $0.2 million and $0 as of June 30, 2017 and December 31, 2016, respectively.

NOTE 11 – RELATED PARTY TRANSACTIONS
Transactions with Vivint Solar
The Company and Vivint Solar, Inc. (“Solar”) have entered into agreements under which the Company subleased corporate office space through October 2014, and provides certain other ongoing administrative services to Solar. During the three months ended June 30, 2017 and 2016, the Company charged $0.6 million and $1.4 million, respectively, and during the six months ended June 30, 2017 and 2016, the Company charged $1.1 million and $2.8 million, respectively, of general and administrative expenses to Solar in connection with these agreements. The balance due from Solar in connection with these agreements and other expenses paid on Solar’s behalf was $0.2 million at both June 30, 2017 and December 31, 2016, respectively, and is included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets.
Also in connection with Solar’s initial public offering, the Company entered into a number of agreements with Solar related to services and other support that it has provided and will provide to Solar including:

•
A Master Intercompany Framework Agreement which establishes a framework for the ongoing relationship between the Company and Solar and contains master terms regarding the protection of each other’s confidential information, and master procedural terms, such as notice procedures, restrictions on assignment, interpretive provisions, governing law and dispute resolution;

•
A Non-Competition Agreement in which the Company and Solar each define their current areas of business and their competitors, and agree not to directly or indirectly engage in the other’s business for three years;

•
A Transition Services Agreement pursuant to which the Company will provide to Solar various enterprise services, including services relating to information technology and infrastructure, human resources and employee benefits, administration services and facilities-related services;

•
A Product Development and Supply Agreement pursuant to which one of Solar’s wholly owned subsidiaries will, for an initial term of three years, subject to automatic renewal for successive one-year periods unless either party elects otherwise, collaborate with the Company to develop certain monitoring and communications equipment that will be compatible with other equipment used in Solar’s energy systems and will replace equipment Solar currently procures from third parties;

•
A Marketing and Customer Relations Agreement which governs various cross-marketing initiatives between the Company and Solar, in particularly the provision of sales leads from each company to the other; and

•
A Trademark License Agreement pursuant to which the licensor, a special purpose subsidiary majority-owned by the Company and minority-owned by Solar, will grant Solar a royalty-free exclusive license to the trademark “VIVINT SOLAR” in the field of selling renewable energy or energy storage products and services.

In November 2016, the Company amended the Marketing and Customer Relations Agreement with Solar to update certain terms and conditions governing existing cross-marketing initiatives and to implement new cross-marketing initiatives, including a pilot program with the purpose of exploring potential opportunities for each company to offer, sell and integrate the other company’s respective products and services with its standard product offering. The pilot program is still ongoing.
Other Related-party Transactions
Long-term investments and other assets, includes amounts due for non-interest bearing advances made to employees that are expected to be repaid in excess of one year. Amounts due from employees as of both June 30, 2017 and December 31, 2016, amounted to approximately $0.3 million. As of June 30, 2017 and December 31, 2016, this amount was fully reserved.
Prepaid expenses and other current assets at June 30, 2017 and December 31, 2016 included a receivable for $0.2 million and $0.4 million, respectively, from certain members of management in regards to their personal use of the corporate jet.
The Company incurred additional expenses of $0.5 million and $0.6 million during the three months ended June 30, 2017 and 2016, respectively, and $0.8 million and $1.2 million during the six months ended June 30, 2017 and 2016, respectively, for other related-party transactions including contributions to the charitable organization Vivint Gives Back, legal fees, and services. Accrued expenses and other current liabilities at June 30, 2017 and December 31, 2016, included a payable to Vivint Gives Back for $0.7 million and $1.8 million, respectively.
On November 16, 2012, the Company was acquired by an investor group comprised of certain investment funds affiliated with Blackstone Capital Partners VI L.P., and certain co-investors and management investors through certain mergers and related reorganization transactions (collectively, the “Merger”). In connection with the Merger, the Company engaged Blackstone Management Partners L.L.C. (“BMP”) to provide monitoring, advisory and consulting services on an ongoing basis. In consideration for these services, the Company agreed to pay an annual monitoring fee equal to the greater of (i) a minimum base fee of $2.7 million, subject to adjustments if the Company engages in a business combination or disposition that is deemed significant and (ii) the amount of the monitoring fee paid in respect of the immediately preceding fiscal year, without regard to any post-fiscal year “true-up” adjustments as determined by the agreement. The Company incurred expenses for such services of approximately $1.2 million and $1.1 million during the three months ended June 30, 2017 and 2016, respectively, and $2.4 million and $1.9 million during the six months ended June 30, 2017 and 2016, respectively. Accrued expenses and other current liabilities at June 30, 2017 included a liability for $1.1 million to BMP in regards to the monitoring fee.
Under the support and services agreement, the Company also engaged BMP to arrange for Blackstone’s portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group to be warranted and appropriate. BMP will invoice the Company for such services based on the time spent by the relevant personnel providing such services during the applicable period but in no event shall the Company be obligated to pay more than $1.5 million during any calendar year. During the three and six months ended June 30, 2017 and 2016 the Company incurred no costs associated with such services.

Blackstone Advisory Partners L.P. participated as one of the initial purchasers in the issuance of 2022 notes in May 2016, as well as the issuance of additional 2022 Notes in August 2016 and February 2017 and received fees at the time of closing of such issuances aggregating approximately $0.7 million.

In April 2016, Parent completed the first installment of an issuance and sale to certain investors of a series of preferred stock and contributed the net proceeds from such issuance of $69.8 million to the Company as an equity contribution. In July 2016, Parent completed the final installment of the issuance and sale to certain investors of such series of preferred stock and, in August 2016, contributed the net proceeds from such issuance of $30.6 million to the Company as an equity contribution. Both issuances were private placements exempt from registration under the Securities Act.

From time to time, the Company does business with a number of other companies affiliated with Blackstone.

Transactions involving related parties cannot be presumed to be carried out at an arm’s-length basis.

NOTE 12 – EMPLOYEE BENEFIT PLAN
The Company offers eligible employees the opportunity to contribute a percentage of their earned income into company-sponsored 401(k) plans. No matching contributions were made to the plans for the three and six months ended June 30, 2017 and 2016.

NOTE 13 – RESTRUCTURING AND ASSET IMPAIRMENT CHARGES
During the year ended December 31, 2015, the board of directors approved a plan to transition the Company’s Wireless Internet business from a 5Ghz to a 60Ghz-based network technology (the “Wireless Restructuring”) and the Company ceased the build-out of 5Ghz networks and stopped the installation of new customers. During 2016, the Company shifted to test installations of the new 60Ghz technology. In connection with the Wireless Restructuring, the Company recorded restructuring and asset impairment charges consisting of asset impairments, the costs of employee severance, and other contract termination charges.
Restructuring and asset impairment charges and recoveries for the three and six months ended June 30, 2017 and 2016 were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Wireless restructuring and asset impairment (recoveries) charges:
Recoveries of impaired assets	$—	$(709)	$—	$(710)
Contract termination costs	—	(16)	—	4
Employee severance and termination benefits charges	—	—	—	26
Total wireless restructuring and asset impairment recoveries	$—	$(725)	$—	$(680)
The following table presents accrued restructuring activity for the six months ended June 30, 2017 (in thousands):

Contract termination costs
Accrued restructuring balance as of December 31, 2016	$649
Cash payments	(46)
Accrued restructuring balance as of June 30, 2017	$603
Additional charges may be incurred in the future for facility-related or other restructuring activities as the Company continues to align resources to meet the needs of the business.

NOTE 14 – SEGMENT REPORTING AND BUSINESS CONCENTRATIONS
For the three and six months ended June 30, 2017 and 2016, the Company conducted business through one operating segment, Vivint. Historically, the Company primarily operated in three geographic regions: United States, Canada and New Zealand. During the three months ended September 30, 2016, the Company sold all of its New Zealand subscriber contracts and ceased operations in that geographical region. Historically, the Company's operations in New Zealand were considered immaterial and reported in conjunction with the United States. Revenues and long-lived assets by geographic region were as follows (in thousands):

	United States	Canada	Total
Revenue from external customers
Three months ended June 30, 2017	$196,735	$15,391	$212,126
Three months ended June 30, 2016	166,931	13,876	180,807
Six months ended June 30, 2017	386,765	30,714	417,479
Six months ended June 30, 2016	328,181	26,879	355,060

Property, plant and equipment, net
As of June 30, 2017	$64,821	$838	$65,659
As of December 31, 2016	62,781	845	63,626

NOTE 15 – GUARANTOR AND NON-GUARANTOR SUPPLEMENTAL FINANCIAL INFORMATION
The 2019 notes, 2020 notes, 2022 private placement notes and 2022 notes were issued by APX. The 2019 notes, 2020 notes, 2022 private placement notes and 2022 notes are fully and unconditionally guaranteed, jointly and severally by Holdings and each of APX’s existing and future material wholly-owned U.S. restricted subsidiaries. APX’s existing and future foreign subsidiaries are not expected to guarantee the notes.
Presented below is the condensed consolidating financial information of APX, subsidiaries of APX that are guarantors (the “Guarantor Subsidiaries”), and APX’s subsidiaries that are not guarantors (the “Non-Guarantor Subsidiaries”) as of June 30, 2017 and December 31, 2016 and for the three and six months ended June 30, 2017 and 2016. The unaudited condensed consolidating financial information reflects the investments of APX in the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries using the equity method of accounting.
Immaterial Error Correction
The Company has revised its supplemental condensed consolidating balance sheet and its supplemental condensed consolidated statements of cash flows as of and for the six months ended June 30, 2017 to properly reflect the classification of APX, Guarantor Subsidiaries and Eliminations balances. The revised amounts that were reported in the initial Form 10-Q filing are summarized in footnote (1) to the supplemental condensed consolidated balance sheet and supplemental condensed consolidated statements of cash flows below.

Supplemental Condensed Consolidating Balance Sheet
June 30, 2017
(In thousands)
(unaudited)

	Parent	APX Group, Inc.		Guarantor Subsidiaries		Non-Guarantor Subsidiaries	Eliminations		Consolidated
Assets
Current assets	$—	$4,454	(1)	$232,076	(1)	$24,318	$(105,914)	(1)	$154,934
Property, plant and equipment, net	—	—		64,820		839	—		65,659
Subscriber acquisition costs, net	—	—		1,084,164		86,123	—		1,170,287
Deferred financing costs, net	—	3,407		—		—	—		3,407
Investment in subsidiaries	—	2,210,678	(1)	—		—	(2,210,678)	(1)	—
Intercompany receivable	—	—		6,303		—	(6,303)		—
Intangible assets, net	—	—		397,007		29,609	—		426,616
Goodwill	—	—		809,678		26,437	—		836,115
Long-term investments and other assets	—	106		53,603		5,350	(106)		58,953
Total Assets	$—	$2,218,645	(1)	$2,647,651	(1)	$172,676	$(2,323,001)	(1)	$2,715,971
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities	$—	$17,269	(1)	$277,575	(1)	$100,090	$(105,914)	(1)	$289,020
Intercompany payable	—	—		—		6,303	(6,303)		—
Notes payable and revolving credit facility, net of current portion	—	2,611,225		—		—	—		2,611,225
Capital lease obligations, net of current portion	—	—		4,488		461	—		4,949
Deferred revenue, net of current portion	—	—		144,026		10,218	—		154,244
Other long-term obligations	—	—		58,930		—	—		58,930
Accumulated losses of investee	409,849						(409,849)		—
Deferred income tax liability	—	—		106		7,452	(106)		7,452
Total (deficit) equity	(409,849)	(409,849)		2,162,526	(1)	48,152	(1,800,829)	(1)	(409,849)
Total liabilities and stockholders’ (deficit) equity	$—	$2,218,645	(1)	$2,647,651	(1)	$172,676	$(2,323,001)	(1)	$2,715,971

(1) The following were the numbers as reported in the original Form 10-Q, which have been revised in the consolidating tables above:

	APX Group, Inc.	Guarantor Subsidiaries	Eliminations
Assets
Current assets	$187,064	$(952,377)	$895,929
Investment in subsidiaries	970,796	—	(970,796)
Total Assets	1,161,373	1,463,198	(81,276)
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities	(1,040,003)	333,004	895,929
Total (deficit) equity	(409,849)	922,644	(560,947)
Total liabilities and stockholders’ (deficit) equity	1,161,373	1,463,198	(81,276)

Supplemental Condensed Consolidating Balance Sheet
December 31, 2016
(In thousands)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets	$—	$25,136	$143,954	$3,730	$(67,799)	$105,021
Property, plant and equipment, net	—	—	62,781	845	—	63,626
Subscriber acquisition costs, net	—	—	974,975	77,459	—	1,052,434
Deferred financing costs, net	—	4,420	—	—	—	4,420
Investment in subsidiaries	—	2,228,903	—	—	(2,228,903)	—
Intercompany receivable	—	—	9,492	—	(9,492)	—
Intangible assets, net	—	—	443,189	32,203	—	475,392
Goodwill	—	—	809,678	25,555	—	835,233
Long-term investments and other assets	—	106	11,523	13	(106)	11,536
Total Assets	$—	$2,258,565	$2,455,592	$139,805	$(2,306,300)	$2,547,662
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities	$—	$17,047	$160,956	$74,987	$(67,799)	$185,191
Intercompany payable	—	—	—	9,492	(9,492)	—
Notes payable and revolving credit facility, net of current portion	—	2,486,700	—	—	—	2,486,700
Capital lease obligations, net of current portion	—	—	7,368	567	—	7,935
Deferred revenue, net of current portion	—	—	53,991	4,743	—	58,734
Accumulated Losses of Investee	245,182				(245,182)	—
Other long-term obligations	—	—	47,080	—	—	47,080
Deferred income tax liability	—	—	106	7,204	(106)	7,204
Total (deficit) equity	(245,182)	(245,182)	2,186,091	42,812	(1,983,721)	(245,182)
Total liabilities and stockholders’ (deficit) equity	$—	$2,258,565	$2,455,592	$139,805	$(2,306,300)	$2,547,662

Supplemental Condensed Consolidating Statements of Operations and Comprehensive Loss
For the Three Months Ended June 30, 2017
(In thousands)
(unaudited)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$201,547	$11,255	$(676)	$212,126
Costs and expenses	—	—	232,927	10,338	(676)	242,589
(Loss) income from operations	—	—	(31,380)	917	—	(30,463)
Loss from subsidiaries	(84,237)	(30,287)	—	—	114,524	—
Other expense (income), net	—	53,950	803	(1,711)	—	53,042
(Loss) income before income tax expenses	(84,237)	(84,237)	(32,183)	2,628	114,524	(83,505)
Income tax expense	—	—	93	639	—	732
Net (loss) income	$(84,237)	$(84,237)	$(32,276)	$1,989	$114,524	$(84,237)
Other comprehensive (loss) income, net of tax effects:
Net (loss) income	$(84,237)	$(84,237)	$(32,276)	$1,989	$114,524	$(84,237)
Foreign currency translation adjustment	—	1,164	—	1,165	(1,165)	1,164
Unrealized loss on marketable securities	—	(401)	(401)	—	401	(401)
Total other comprehensive income (loss)	—	763	(401)	1,165	(764)	763
Comprehensive (loss) income	$(84,237)	$(83,474)	$(32,677)	$3,154	$113,760	$(83,474)

Supplemental Condensed Consolidating Statements of Operations and Comprehensive Loss
For the Three Months Ended June 30, 2016
(In thousands)
(unaudited)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$171,315	$10,168	$(676)	$180,807
Costs and expenses	—	—	203,030	11,326	(676)	213,680
Loss from operations	—	—	(31,715)	(1,158)	—	(32,873)
Loss from subsidiaries	(89,722)	(32,449)	—	—	122,171	—
Other expense, net	—	57,273	236	(212)	—	57,297
Loss before income tax expenses	(89,722)	(89,722)	(31,951)	(946)	122,171	(90,170)
Income tax expense (benefit)	—	—	121	(569)	—	(448)
Net loss	$(89,722)	$(89,722)	$(32,072)	$(377)	$122,171	$(89,722)
Other comprehensive loss, net of tax effects:						—
Net loss	$(89,722)	$(89,722)	$(32,072)	$(377)	$122,171	$(89,722)
Foreign currency translation adjustment	—	40	—	40	(40)	40
Total other comprehensive income	—	40	—	40	(40)	40
Comprehensive loss	$(89,722)	$(89,682)	$(32,072)	$(337)	$122,131	$(89,682)

Supplemental Condensed Consolidating Statements of Operations and Comprehensive Loss
For the Six Months Ended June 30, 2017
(In thousands)
(unaudited)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$395,515	$23,315	$(1,351)	$417,479
Costs and expenses	—	—	445,668	20,152	(1,351)	464,469
(Loss) income from operations	—	—	(50,153)	3,163	—	(46,990)
Loss from subsidiaries	(166,873)	(47,496)	—	—	214,369	—
Other expense (income), net	—	119,377	1,741	(2,386)	—	118,732
(Loss) income before income tax expenses	(166,873)	(166,873)	(51,894)	5,549	214,369	(165,722)
Income tax (benefit) expense	—	—	(269)	1,420	—	1,151
Net (loss) income	$(166,873)	$(166,873)	$(51,625)	$4,129	$214,369	$(166,873)
Other comprehensive (loss) income, net of tax effects:
Net (loss) income	$(166,873)	$(166,873)	$(51,625)	$4,129	$214,369	$(166,873)
Foreign currency translation adjustment	—	1,576	—	1,576	(1,576)	1,576
Unrealized gain on marketable securities	—	(258)	(258)	—	258	(258)
Total other comprehensive income (loss)	—	1,318	(258)	1,576	(1,318)	1,318
Comprehensive (loss) income	$(166,873)	$(165,555)	$(51,883)	$5,705	$213,051	$(165,555)

Supplemental Condensed Consolidating Statements of Operations and Comprehensive Loss
For the Six Months Ended June 30, 2016
(In thousands)
(unaudited)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$—	$337,256	$19,155	$(1,351)	$355,060
Costs and expenses	—	—	373,319	19,640	(1,351)	391,608
Loss from operations	—	—	(36,063)	(485)	—	(36,548)
Loss from subsidiaries	(134,815)	(32,494)	—	—	167,309	—
Other expense (income), net	—	102,321	(1,428)	(3,298)	—	97,595
(Loss) income before income tax expenses	(134,815)	(134,815)	(34,635)	2,813	167,309	(134,143)
Income tax expense	—	—	185	487	—	672
Net (loss) income	$(134,815)	$(134,815)	$(34,820)	$2,326	$167,309	$(134,815)
Other comprehensive loss, net of tax effects:
Net (loss) income	$(134,815)	$(134,815)	$(34,820)	$2,326	$167,309	$(134,815)
Foreign currency translation adjustment	—	2,801	—	2,801	(2,801)	2,801
Total other comprehensive income	—	2,801	—	2,801	(2,801)	2,801
Comprehensive (loss) income	$(134,815)	$(132,014)	$(34,820)	$5,127	$164,508	$(132,014)

Supplemental Condensed Consolidating Statements of Cash Flows
For the Six Months Ended June 30, 2017
(In thousands)
(unaudited)

	Parent	APX Group, Inc.		Guarantor Subsidiaries		Non-Guarantor Subsidiaries	Eliminations		Consolidated
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$—		$(136,796)		$3,535	$—		$(133,261)
Cash flows from investing activities:
Capital expenditures	—	—		(11,435)		—	—		(11,435)
Proceeds from sale of assets	—	—		319		—	—		319
Investment in subsidiary	—	(129,560)	(1)	—		—	129,560	(1)	—
Acquisition of intangible assets	—	—		(743)		—	—		(743)
Acquisition of other assets	—	—		(143)		—	—		(143)
Net cash used in investing activities	—	(129,560)	(1)	(12,002)		—	129,560	(1)	(12,002)
Cash flows from financing activities:
Proceeds from notes payable	—	324,750		—		—	—		324,750
Repayment on notes payable	—	(300,000)		—		—	—		(300,000)
Borrowings from revolving credit facility	—	113,000		—		—	—		113,000
Repayments on revolving credit facility	—	(13,000)		—		—	—		(13,000)
Intercompany receivable	—	—		3,189		—	(3,189)		—
Intercompany payable	—	—		129,560	(1)	(3,189)	(126,371)	(1)	—
Repayments of capital lease obligations	—	—		(4,549)		(163)	—		(4,712)
Payments of other long-term obligations	—	—		(1,164)		—	—		(1,164)
Financing costs	—	(9,460)		—		—	—		(9,460)
Deferred financing costs	—	(6,191)		—		—	—		(6,191)
Net cash provided by (used in) financing activities	—	109,099		127,036	(1)	(3,352)	(129,560)	(1)	103,223
Effect of exchange rate changes on cash	—	—		—		(10)	—		(10)
Net increase (decrease) in cash and cash equivalents	—	(20,461)	(1)	(21,762)	(1)	173	—		(42,050)
Cash and cash equivalents:
Beginning of period	—	24,680		18,186		654	—		43,520
End of period	$—	$4,219	(1)	$(3,576)	(1)	$827	$—		$1,470

(1) The following were the numbers as reported in the original Form 10-Q, which have been revised in the consolidating tables above:

	APX Group, Inc.	Guarantor Subsidiaries	Eliminations
Cash flows from operating activities:
Investment in subsidiary	$(2,380)	$—	$2,380
Net cash used in investing activities	(2,380)	(12,002)	2,380
Cash flows from financing activities:
Intercompany payable	—	2,380	809
Net cash provided by (used in) financing activities	109,099	(144)	(2,380)
Net increase (decrease) in cash and cash equivalents	106,719	(148,942)	—
Cash and cash equivalents:
End of period	131,399	(130,756)	—

Supplemental Condensed Consolidating Statements of Cash Flows
For the Six Months Ended June 30, 2016
(In thousands)
(unaudited)

	Parent	APX Group, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$—	$—	$(176,661)	$5,088	$—	$(171,573)
Cash flows from investing activities:
Subscriber acquisition costs – company owned equipment	—	—	(1,791)	—	—	(1,791)
Capital expenditures	—	—	(4,526)	—	—	(4,526)
Investment in subsidiary	(69,800)	(187,004)	—	—	256,804	—
Acquisition of intangible assets	—	—	(505)	—	—	(505)
Proceeds from sale of assets	—	—	1,925	—	—	1,925
Net cash used in investing activities	(69,800)	(187,004)	(4,897)	—	256,804	(4,897)
Cash flows from financing activities:
Proceeds from notes payable	—	500,000	—	—	—	500,000
Repayment on notes payable	—	(235,535)	—	—	—	(235,535)
Borrowings from revolving credit facility	—	57,000	—	—	—	57,000
Repayments on revolving credit facility	—	(77,000)	—	—	—	(77,000)
Intercompany receivable	—	—	6,621	—	(6,621)	—
Intercompany payable	—	—	187,004	(6,621)	(180,383)	—
Proceeds from capital contributions	69,800	69,800	—	—	(69,800)	69,800
Repayments of capital lease obligations	—	—	(3,955)	(1)	—	(3,956)
Financing costs	—	(8,274)	—	—	—	(8,274)
Deferred financing costs	—	(6,277)	—	—	—	(6,277)
Net cash provided by (used in) financing activities	69,800	299,714	189,670	(6,622)	(256,804)	295,758
Effect of exchange rate changes on cash	—	—	—	(441)	—	(441)
Net increase (decrease) in cash and cash equivalents	—	112,710	8,112	(1,975)	—	118,847
Cash and cash equivalents:
Beginning of period	—	2,299	(1,941)	2,201	—	2,559
End of period	$—	$115,009	$6,171	$226	$—	$121,406

NOTE 16 – SUBSEQUENT EVENTS
On July 24, 2017, the Company announced that APX intends to offer, subject to market and other conditions, up to $400 million aggregate principal amount of its senior notes in a private placement. On July 27, 2017, APX priced $400 million aggregate principal amount of its 7.625% Senior Notes due 2023 (the “2023 Notes”) at par. APX intends to use the net proceeds from the 2023 Notes offering to redeem $150 million aggregate principal amount of the outstanding 2019 notes and pay the related accrued interest and redemption premium, and to pay all fees and expenses related thereto and any remaining net proceeds for general corporate purposes, including the repayment of outstanding borrowings under the Company’s revolving credit facility. The partial redemption of the 2019 notes is conditioned on the consummation of the 2023 Notes offering. The offering is expected to close on or about August 10, 2017. The indenture governing the 2023 Notes is expected to contain covenants similar to those applicable to APX’s existing 2020 Notes. No assurances may be given that these transactions will be completed on the timeline, in the amount, or on the terms presently contemplated by the Company or at all. Blackstone Advisory Partners L.P. participated as one of the initial purchasers in the offering of the 2023 Notes.